FORM 15
    (As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688)

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                               Exchange Act of 1934.

                       Commission File Number 0-8892

                       CENTURY PROPERTIES FUND XIII
          (Exact name of registrant as specified in its charter)

                       One Insignia Financial Plaza
                               P.O. Box 1089
                     Greenville, South Carolina 29602
                      Telephone Number (864) 239-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
         (Title of each class of securities covered by this Form)
                                   None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) (x)           Rule 12h-3(b)(1)(ii)( )
          Rule 12g-4(a)(1)(ii)( )           Rule 12h-3(b)(2)(i) ( )
          Rule 12g-4(a)(2)(i) ( )           Rule 12h-3(b)(2)(ii)( )
          Rule 12g-4(a)(2)(ii)( )           Rule 15d-6          ( )
          Rule 12h-3(b)(1)(i) ( )

Approximate number of holders of record as of the certification or notice date:
                                   None


     Pursuant to the requirements of the Securities Exchange Act of 1934 Century Properties Fund XIII has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   CENTURY PROPERTIES FUND XIII

                                   BY:  Fox Capital Management Corporation
                                        Its Managing General Partner

DATE:   October 15, 1996           BY:
                                        Willliam H. Jarrard, Jr.
                                        President and Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.The name and title of the person signing the form shall be typed or printed under the signature.